Filed Pursuant to Rule 433

Registration No. 333-271899

**PRICING DETAILS** Bridgecrest $595.02MM Subprime Auto ABS BLAST 2025-4

Joint Bookrunners: Wells Fargo (Str), BMO, and Deutsche Bank

Co-Manager: Fifth Third Securities

Anticipated Capital Structure:

CL	Size(mm)	WAL^	S&P/DBRS**	P. WIN	E. MTY	L. MTY	BENCH SPD	YLD%	CPN%	$PRICE

==========================================================================================================

A-1	$ 60.600	0.12	A-1+/R-1(H)	1-3	01/15/2026	10/15/2026	I-CRV + 26	4.349	4.349	100.00000
A-2	$ 124.580	0.56	AAA/AAA	3-12	10/15/2026	06/15/2028	I-CRV + 60	4.398	4.350	99.99559
A-3	$ 124.580	1.36	AAA/AAA	12-22	08/16/2027	10/15/2029	I-CRV + 72	4.286	4.240	99.98929
B	$ 63.000	2.01	AA/AA	22-27	01/18/2028	08/15/2031	I-CRV + 85	4.347	4.300	99.98446
C	$ 91.000	2.61	A/A	27-36	10/16/2028	08/15/2031	I-CRV + 135	4.850	4.800	99.99597
D	$ 89.250	3.41	BBB/BBB	36-45	07/16/2029	08/15/2031	I-CRV + 195	5.476	5.410	99.98604
E	$ 42.010	3.73	BB/BB	45-45	07/16/2029	11/15/2032	RETAINED

==========================================================================================================

^ WAL to 1.75% ABS to 10% Clean-Up Call

**Expected Ratings

-Deal Summary-

Offered Size	:	$595,020,000
Exp. Settle	:	10/22/2025
Pxg Speed	:	1.75% ABS to 10% Call
Offering Format	:	Public/SEC Registered (Class A-1 – D) | 144A (Class E)
First Pay Date	:	11/17/2025
ERISA Eligible	:	Yes (Class A-1 – D) | No (Class E)
Exp. Ratings	:	S&P/DBRS
Min Denoms	:	$1k x $1k (Class A-1 – D) | $500k x $1k (Class E base size) | $600k x $1k (Class E upsize)
BBG Ticker	:	BLAST 2025-4
B&D	:	Wells Fargo

-Available Information-

Attached Materials: Preliminary Prospectus, Preliminary POM, FWP and CDI

Intex Deal Name	:	wsblast_202504 Password: 36V4
Roadshow Link	:	https://dealroadshow.com Password: BLAST254 (case sensitive)
Direct Link	:	https://dealroadshow.com/e/BLAST254

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611. This communication does not contain all information that is required to be included in the prospectus. The information in this communication is preliminary, and is subject to completion or change. Any investment decision with respect to the securities should be made by you based upon the information contained in the prospectus relating to the securities. There can be no assurance that actual pricing will be completed at the indicated value(s). This communication is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted. The foregoing also applies to any information provided in any subsequent discussion with you about the contents of this communication, regardless of the means of such subsequent discussion. ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW THIS SENTENCE ARE NOT APPLICABLE TO THIS MESSAGE AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THIS MESSAGE HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM

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